EXHIBIT 99.1

                       UNITED TECHNOLOGIES CORP. COMPLETES
                            ACQUISITION OF SUNDSTRAND


            HARTFORD, Conn., June 10, 1999 - United Technologies Corp. (NYSE:
UTX) today announced it has completed its acquisition of Sundstrand Corp., following a vote of Sundstrand shareholders approving the transaction.

            Sundstrand merged with a wholly owned subsidiary of UTC, and was renamed Hamilton Sundstrand Corp.

            Under the terms of the acquisition agreement announced in February, Sundstrand shareholders have the right to receive $35 in cash and 0.5580 of a share of UTC common stock for each share of Sundstrand common stock they own. The total value of the transaction is $4.3 billion, including approximately $500 million in assumed debt.

            United Technologies Corp., based in Hartford, Conn., provides a broad range of high technology products and support services to the building systems and aerospace industries.

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